EXHIBIT (9)

                        Legal Opinion of Robert G. Lange

                                              Ameritas Life Insurance Corp. Logo

May 1, 2007

RE: INITIAL FORM N-4 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND THE INVESTMENT COMPANY ACT OF 1940
        FILE NOS. 333-_____, 811-05192


Ameritas Life Insurance Corp.
5900 "O" Street
P.O. Box 81889
Lincoln, Nebraska 68501

Gentlemen:

With reference to the above referenced Registration Statement on Form N-4, filed by Ameritas Life Insurance Corp. and Ameritas Variable Separate Account VA-2 with the Securities and Exchange Commission covering flexible premium life insurance policies, I have examined such documents and such laws as I considered necessary and appropriate, including, without limitation, the Agreement and Plan of Merger dated November 17, 2006, between Ameritas Life Insurance Corp. and Ameritas Variable Life Insurance Company, and on the basis of such examination, it is my opinion that:

     1. Ameritas Life Insurance Corp. is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized by the Insurance Department of the State of Nebraska to issue variable life insurance policies.

     2. Ameritas Variable Separate Account VA-2 is a duly authorized and existing separate account established pursuant to the provisions of
          Section 44-402.01 of the Statutes of the State of Nebraska.

     3. The flexible premium variable life insurance policies, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Life Insurance Corp.

I hereby consent to the filing of this opinion as an exhibit to said Registration Statement on Form N-4.

Sincerely,

/S/ Robert G. Lange

Robert G. Lange
Vice President, General Counsel & Assistant Secretary